                                                                  EXHIBIT 10.24

                          CONSENT, ACKNOWLEDGMENT AND
                                WAIVER AGREEMENT

         This CONSENT, ACKNOWLEDGMENT AND WAIVER AGREEMENT (the "Agreement") dated as of September__, 1994 is entered into by and among CTRC Research Foundation, a Texas not-for-profit corporation ("CTRC"), Sterling Winthrop Inc., ("Sterling"), and Biovensa Inc., a Delaware corporation ("Biovensa").

                                    RECITALS

         WHEREAS, CTRC's mission includes the discovery, initial development and testing of therapeutic agents and pharmaceutical products for the treatment of human cancers;

         WHEREAS, Sterling, which is in the process of being acquired by Sanofi, is involved in the development, manufacture and sale of agents and pharmaceutical products intended for the treatment of human cancers and is expected to continue such activities both directly and possibly through its affiliation with Sanofi after its acquisition by Sanofi;

         WHEREAS, Biovensa is a wholly-owned subsidiary of CTRC and was established to engage in the manufacture and commercial development of therapeutic agents and pharmaceutical products for the treatment of human cancers;

         WHEREAS, CTRC and Sterling have entered into the Option Agreement, dated as of October 1, 1992 and amended effective as of April 1, 1994, attached as Exhibit A hereto (the "Option Agreement"), which Option Agreement provides Sterling an exclusive option for a designated period to obtain a license to certain commercial rights of CTRC;

         WHEREAS, CTRC and Sterling have entered into the Research Collaboration Agreement, dated as of October 1, 1992 and amended effective as of April 1, 1994, attached as Exhibit B hereto (the "Research Collaboration Agreement"), which Research Collaboration Agreement provides that CTRC and Sterling shall undertake various cooperative research program activities;

         WHEREAS, CTRC and Sterling have entered into that License and Development Agreement dated as of October 1, 1992 concerning the cancer compound known as MGBG and attached as Exhibit C hereto (the "MGBG License and Development Agreement"); and

         WHEREAS, in connection with the development of Biovensa's business,
(i) CTRC intends to assign to Biovensa and Biovensa intends to assume various assets, rights and obligations, including those of CTRC under the MGBG License and Development Agreement and those of CTRC concerning the anticancer compound known as Crisnatol Mesylate ("Crisnatol") under the Option Agreement, and Sterling wishes to consent and
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agree to such assignments; and (ii) CTRC, Sterling and Biovensa wish to acknowledge their understanding and agree, except with respect to the compound Crisnatol, that the terms and provisions of the Option Agreement and Research Collaboration Agreement shall not be applicable to or otherwise binding upon Biovensa.

         NOW THEREFORE, in consideration of the premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

         1. Consent to Assignment and Assumption. Pursuant to Article XV of the MGBG License and Development Agreement and Article 5.2 of the Option Agreement, Sterling hereby consents to the assignment by CTRC to Biovensa, and the corresponding assumption by Biovensa of all of CTRC's rights, obligations and commitments, including but not limited to all rights of CTRC to receive compensation and royalties and reimbursement for expenses, arising under the MGBG License and Development Agreement, and relating to the compound Crisnatol arising under the Option Agreement. Biovensa agrees that effective as of the date hereof it will perform all obligations of CTRC under the MGBG License and Development Agreement and with respect to the compound Crisnatol under the Option Agreement, and Sterling agrees that effective as of the date hereof it will make all payments and reimbursements thereunder directly to Biovensa.

         2. Acknowledgment and Waiver of Sterling. Sterling acknowledges that, except for any rights exclusively concerning Crisnatol arising under the Option Agreement, it does not have and shall not and will not have any rights or options pursuant to the Option Agreement, the Research Collaboration Agreement or otherwise with respect to the therapeutic agents, (collectively, the "Designated Agents, Products and Activities") or with respect to therapeutic agents, pharmaceutical products and other products and activities of Biovensa the pursuit or investigation of which is commenced by Biovensa after the date hereof (collectively, the "Prospective Agents, Products and Activities"). Effective as of the date hereof, Sterling hereby waives any and all rights, entitlements and options that might be construed to exist now or in the future in favor of it under the Option Agreement or Research Collaboration Agreement relating to the Designated Agents, Products and Activities and any Prospective Agents, Products and Activities and hereby releases Biovensa from any and all terms and conditions of such agreements that might be deemed applicable to it.

         3. Acknowledgment of Biovensa. Biovensa acknowledges and agrees that it shall not acquire or develop any of CTRC's Commercial Rights (as that term is defined in the Option Agreement) in violation of Sterling's rights pursuant to the Option Agreement and the Research Collaboration Agreement.

         4.      Miscellaneous.

         4.1     Governing Law.   This Agreement shall be governed by and
construed in accordance with the internal laws of the State of New York, without giving effect to





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any choice or conflict of law provisions or rules (whether of the State of New
York or otherwise) that would cause the application of the laws of any jurisdiction other than the State of New York.

         4.2     Successors and Assigns.     This Agreement shall be binding
upon and inure to the benefit of the parties hereto, and their successors and assigns, however, except as otherwise provided below, no party may assign its rights, interests or obligations hereunder without the prior written consent of the other parties. Notwithstanding the foregoing prohibition on assignments, Sterling shall be permitted to assign its rights, interests or obligations hereunder to Sanofi or any affiliate thereof without the consent of any other party hereto.

         4.3 Execution in counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         4.4 Titles and Headings. The titles and headings to sections contained herein are for purposes of reference only, and shall not affect the provision hereof.

         4.5 Amendment and Modification. The terms of this Agreement may be amended, modified, waived or supplemented only by mutual consent set forth in a writing duly signed by the parties hereto.

         4.6 Severability. In case any of the provisions contained in this Agreement are found to be invalid, illegal or unenforceable in any respect, any invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision has been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid or illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein.





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
         IN WITNESS HEREOF, CTRC, Sterling and Biovensa have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.

CTRC RESEARCH FOUNDATION



------------------------------------
By:
   ---------------------------------
Title:
      ------------------------------



STERLING WINTHROP, INC.


------------------------------------
By:
   ---------------------------------
Title:
      ------------------------------



BIOVENSA INC.

------------------------------------
By:
   ---------------------------------
Title:
      ------------------------------





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
                                    ANNEX I

                   DESIGNATED AGENTS, PRODUCTS AND ACTIVITIES



Products to be assigned from CTRC Research Foundation to Biovensa, Inc.:

         o       Dihydro - 5 - azacytidine

Products identified in the business plan of Biovensa, Inc. that may be acquired in the future:

         o       Difluoromethylornithine
         o       Oxypurinol
         o       Spirogermanium
         o       Oral camptothecin
         o       Piritrexim*



----------------------
* An option to license Piritrexim will be granted to Sterling by Biovensa; the option will be evidenced by an option agreement to be entered into by Sterling and Biovensa, which agreement will provide, among other things, that (i) no option fee will be required, (ii) no licensing fee will be required and (iii) no milestone payment for filing an IND will be required.





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
                                   EXHIBIT A

                                OPTION AGREEMENT

                                  AMENDMENT I
                             (to Option Agreement)

THIS AMENDMENT TO THE OPTION AGREEMENT, effective as of the 1st day of April, 1994, is by and between Sterling Winthrop Inc. of 90 Park Avenue, New York, New York 10016 U.S.A. (hereinafter called "Sterling," which expression includes its subsidiaries, successors and assignees) and the CTRC Research Foundation of 8122 Datapoint, Suite 600, San Antonio, Texas, 78229, U.S.A., a not-for-profit Texas corporation (hereinafter "CTRC," which expression includes its subsidiaries, successors and assignees).

WITNESSETH:

WHEREAS, Sterling and CTRC have entered into the Option Agreement (attached hereto as Exhibit 1) effective as of the 1st day of October, 1992;

WHEREAS, Sterling and CTRC wish to extend the term of the Option Agreement by one year through December 31, 1996;

WHEREAS, Sterling and CTRC agree to make certain changes to the rights and obligations of the parties in calendar year 1996;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Sterling and CTRC agree to amend the Option Agreement as follows:

ARTICLE I - DEFINITIONS

Replace paragraph d) with the following:

         d) "COMMERCIAL RIGHTS" shall mean CTRC's legal right by patent, contract, agreement, copyright, trademark, or other means to make, have made, sell or have sold in any country any compound, material, technology or know-how within the Field of Use for commercial purposes, including Inventions, Know-How or Products. Effective January 1, 1996, Commercial Rights shall be limited to Commercial Rights arising from the Research Program.

Replace paragraph e) with the following:

         e) "CTRC AFFILIATE" shall mean any present or future firm, company, joint venture or other entity which directly or indirectly is controlled by or is under the common control of CTRC. "Control" shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through ownership of at least fifty-one (51%) percent of voting securities, by contract or otherwise.





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
Replace paragraph j) with the following:

         j) "INVENTION" shall mean any invention or discovery (whether or not patented or patentable) in the Filed of Use which is originated or conceived or first reduced to practice. Effective january 1, 1996, Inventions shall be limited to inventions or discoveries (whether or not patented or patentable) arising from the Research Program.

Delete paragraph u) and reletter paragraphs v) through dd) sequentially.

ARTICLE II - GRANT OF OPTION

Replace Article 2.1 with the following:

         2.1 Upon execution of this Agreement and payment of the option fee according to Article 4.1, CTRC hereby grants to Sterling an exclusive option (hereinafter the Option) for a period of fifty-one (51) months from the Effective Date (October 1, 1993) to evaluate CTRC Information and obtain a license to any Commercial Rights.

ARTICLE IV - FEES, MILESTONE PAYMENTS AND ROYALTIES

Replace Article 4.1 with the following:

         4.1 OPTION FEE: Upon execution of this Agreement and payment of the first of four annual option payments of five hundred thousand ($500,000) dollars, CTRC shall grant to Sterling the exclusive option set forth in Article 2.1 for the period beginning with the Effective Date and ending fifty-one (51) months therefrom. The total Option Fee for this fifty-one (51) month term is two million ($2,000,000) dollars. During the term of this Agreement, Sterling's exclusive Option will remain in effect so long as Sterling pays the annual option fee which shall be due no later than the annual Anniversary Date of this Agreement.

ARTICLE V - ASSIGNMENT

Replace Article 5.2 with the following:

         5.2 CTRC shall be entitled, with the consent of Sterling which shall not be unreasonably withheld, to assign, transfer, or in any manner provide, in whole or part, the benefit and/or burden of this Agreement to a subsidiary or CTRC Affiliate or the University of Texas Health Science Center at San Antonio; provided that such CTRC Affiliate, subsidiary, or UTHSCSA undertakes and agrees in writing to assume, observe and perform the rights and powers and/or duties and obligations of CTRC under the provisions of this Agreement, being assigned, transferred or otherwise provided.





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EFFECT OF AGREEMENT

         The parties agree that nothing herein is intended to supersede or modify any of the rights and obligations of the Parties in effect or which have accrued during the initial term of the Option Agreement except for CTRC's assignment rights as described in Article 5.2.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment I:

         STERLING WINTHROP INC.

         By:
                 ---------------------------------

         Title:
                 ---------------------------------

         Date:
                 ---------------------------------


         CTRC RESEARCH FOUNDATION

         By:
                 ---------------------------------

         Title:
                 ---------------------------------

         Date:
                 ---------------------------------






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